                            Exhibit 99.2

NON-QUALIFIED STOCK OPTION AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
2020 OMNIBUS INCENTIVE PLAN
Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:    $
Grant Date:
Expiration Date:
Pursuant to the Boston Private Financial Holdings, Inc. 2020 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), Boston Private Financial Holdings, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $1.00 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
By accepting this Stock Option, the Optionee agrees to the terms and conditions of the Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit I (the “Non-Solicitation Agreement”). The Non-Solicitation Agreement addresses confidentiality of Company information, post-employment restrictions on solicitation of employees and customers or clients and other similar matters and should be reviewed carefully by the Optionee. If this Stock Option is not so accepted within 60 days of the Grant Date, the Optionee shall forfeit this Stock Option in its entirety (regardless of whether vested or unvested). To the extent that the Optionee is a party to any other agreements that include non-solicitation, confidentiality or other similar obligations, the obligations in the Non-Solicitation Agreement supplement such obligations, such that such pre-existing non-solicitation, confidentiality or other similar obligations shall continue in effect and shall not be superseded by the obligations in the Non-Solicitation Agreement, nor shall any obligations under the Non-Solicitation Agreement be limited by the terms of any pre-existing non-solicitation, confidentiality or other similar obligations.
1.Exercisability Schedule. The Optionee shall have no rights to this Stock Option unless he or she shall have accepted the Stock Option electronically through the Company’s Stock Plan Administration System. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
_____________ (___%)	____________
Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.    Manner of Exercise.
(a)    The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator through the Company’s Stock Plan Administration System of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection. In addition, to the extent that (1) this Stock Option remains outstanding and has not been exercised by the Optionee as of the Expiration Date and (2) the Fair Market Value of the Stock exceeds the exercise price of the Stock Option by at least one percent on such date, then this Stock Option shall be automatically exercised on the Expiration Date (without any action required on the part of the Optionee) pursuant to the “net exercise” arrangement described in clause (iv) above.

The transfer to the Optionee on the records of the Company or the transfer agent of the Option Shares will be contingent upon (x) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (y) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (z) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock pursuant to (iv) above, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.
(b)    The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)    The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)    Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.    Termination of Employment. If the Optionee’s employment by the Company and its Subsidiaries is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)    Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date shall become fully exercisable and may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.
(b)    Termination by Reason of Retirement. If the Optionee’s employment terminates by reason of the Optionee’s Retirement (as defined in the Company’s Retirement Policy, as in effect from time to time), this Stock Option shall be subject to the terms of the Company’s Retirement Policy, as in effect from time to time.

(c)    Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date shall become fully exercisable and may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier.
(d)    Termination for Cause. If the Optionee’s employment terminates for Cause (as defined below), any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” means (i) actions by the Optionee that satisfy the elements of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or (ii) dishonest acts against the Company or any of its Subsidiaries, or (iii) misconduct which the Company reasonably believes may cause financial loss to the Company or any of its Subsidiaries or may cause damage to the business reputation of the Company or any of its Subsidiaries, or (iv) willful or repeated misconduct or gross neglect in performing the Optionee’s duties for the Company or any of its Subsidiaries, or (v) breach of fiduciary duty by the Optionee, or (vi) material breach of any confidential information or other agreement between the Optionee and the Company or any of its Subsidiaries, or (vii) material violation of any code of ethics or any policy against sexual harassment or other discriminatory harassment of the Company or any of its Subsidiaries, or (viii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clause (iv) or clause (viii), no act, or failure to act, on the Optionee’s part shall be deemed “willful” unless done, or omitted to be done, by the Optionee without reasonable belief that the Optionee’s act, or failure to act, was in the best interest of the Company and any of its Subsidiaries. In the event the Optionee is a party to an employment agreement with the Company or any Subsidiary that contains a different definition of “cause,” the definition set forth in such other agreement shall be applicable to the Optionee for purposes of this Agreement and not this definition.
(e)    Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability, the Optionee’s Retirement or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect. Notwithstanding the foregoing, in the event of termination of the Optionee's service as an employee of the Company or a Subsidiary by the Company or such Subsidiary without Cause, any portion of this Stock Option outstanding on such date shall become fully exercisable and may thereafter be exercised by the Optionee for a period from the date of termination until 3 months from the last exercisability date or until the Expiration Date, if earlier.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.
4.    Sale Event. Notwithstanding the provisions of Paragraph 3 above or Section 3(c) of the Plan, or the provisions of any employment or other agreement between the Optionee and the Company or any Subsidiary that is in effect as of the date hereof, if, in the event of a Sale Event (as defined in Section 3(c) of the Plan), (i) this Stock Option is not assumed or continued by the successor entity in such Sale Event or substituted with a new award of such successor entity (in accordance with Section 3(c) of the Plan), this Stock Option shall become immediately exercisable in full, whether or not exercisable at such time, subject to the provisions of the Plan, as of the effective time of such Sale Event and may thereafter be exercised by the Optionee until the earlier of 24 months from the date of the Sale Event or the Expiration Date, if earlier, and (ii) if this Stock Option is assumed or continued by the successor entity in such Sale Event or substituted with a new award of such successor subject to the provisions of the Plan, this Stock Option shall become exercisable in accordance with Paragraphs 1 and 3 above, subject, in each case, to the terms of the Plan.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
7.    Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
8.    No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.
9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.    Clawback. This Stock Option shall be subject to the Company’s clawback policy, as in effect from time to time. If there is no such clawback policy in effect, (1) this Stock Option and any shares of Stock issued pursuant to this Stock Option (and any gains thereon) shall be subject to recovery or “clawback” by the Company if and to the extent that the vesting of this Stock Option was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria; and/or (2) if the Company or its Subsidiaries terminate the Optionee’s Service Relationship due to the Optionee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause hereunder), which conduct, directly or indirectly, results in the Company preparing an accounting restatement, this Stock Option, whether or not vested, as well as any shares of Stock issued pursuant to this Stock Option (and any gains thereon) shall be subject to forfeiture, recovery and “clawback.”
11.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its Subsidiaries and Affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
By:
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.
Dated:
Optionee’s Signature

Optionee’s name and address: